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                                                                    EXHIBIT 15.2


                              SAND TECHNOLOGY INC.

   GOVERNANCE, NOMINATION, HUMAN RESOURCES AND COMPENSATION COMMITTEE CHARTER

The Governance, Nomination, Human Resources and Compensation Committee (the "Committee") of Sand Technology Inc. (the "Corporation") is a committee of the Board of Directors charged with responsibility for:

(a) developing, monitoring and ensuring the effectiveness of the Corporation's corporate governance policies and practices of the Corporation;

(b) identifying and selecting nominees for election to the Board of Directors of the Corporation and identifying and proposing to the Board of Directors candidates to fill vacancies on the Board of Directors;

(c)  ensuring the independence of the Board of Directors;

(d) evaluating the effectiveness and performance of individual directors, the Board of Directors and its committees;

(e) assisting the Board in setting the objectives for the Chief Executive Officer and evaluating his/her performance;

(f) establishing human resources policies and practices, including compensation and recruitment policies and practices for senior management, including establishing levels of salary, bonus, benefits and incentives (collectively, "Compensation") provided to executive officers (collectively, "Senior Officers") of the Corporation and its affiliates; and

(g)  various other matters related to the foregoing as set out in this Charter.

CORPORATE GOVERNANCE AND NOMINATION

SPECIFIC RESPONSIBILITIES

OVERSIGHT

o To ensure that appropriate processes are established by the Board of Directors to fulfil its responsibility for oversight of the (i) strategic direction and development of the Corporation and review of its ongoing results of operations; and (ii) oversight of investor relations and public relations activities of the Corporation and ensuring that procedures are in place for the effective monitoring of the shareholder base, receipt of shareholder feedback and response to shareholder concerns.

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o    To assist the Board of Directors in its annual review and revision of the written objectives of the Chief Executive Officer and guidance for the development of corporate strategy.

o Ensure that an effective Board, Chief Executive Officer and senior management succession plan is in place, including emergency succession.

o To assist the Board of Directors in assessing and evaluating the performance of the Chief Executive Officer.

BOARD MEETINGS

o To establish procedures for meetings of the Board of Directors and to otherwise ensure that processes, procedures and structures are in place to ensure that the Board of Directors functions independently of management and without conflicts of interest. To review the proposed annual Board agenda, and provide recommendations as to additional corporate governance related topics for discussion at meetings of the Board of Directors.

BOARD AND COMMITTEE STRUCTURE AND MEMBERSHIP

o To review and consider the size of the Board of Directors in relation to the needs of the Corporation and the commitment required of individual directors.

o To review, at least annually, the mandates of the committees of the Board of Directors and recommend appropriate changes.

o To recommend allocation of directors of the Corporation to the various committees.

o To identify and select or recommend to the Board of Directors from time to time nominees to the Board of Directors and identify and recommend to the Board of Directors from time to time candidates for the filling of vacancies on the Board of Directors.

o    To consider, before recommending individuals as directors to the Board:

     o    the competencies and skills the Board, as a whole, should possess,

     o    the competencies and skills of each existing director,

     o    the competencies and skills of each new nominee, and

     o whether the new nominee can devote sufficient time and resources to his or her duties as a director.


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o    To ensure that a Committee-recommended nominee for a position on the Board of Directors meets the following minimum qualifications:

     o possesses the highest personal and professional ethics, integrity and values, and is committed to representing the long-term interests of the shareholders;

     o has an inquisitive and objective perspective, practical wisdom and mature judgment;

     o has diverse experience (having regard to the experience of the other Board members) at the strategy/policy-making levels in business, government, education or technology, and in areas that are relevant to the global activities of the Corporation; and

     o is willing to devote sufficient time to carrying out his or her duties and responsibilities effectively and be free of conflicts of interest, and should be committed to serve on the Board for an extended period of time.

In addition to the above factors, the Committee will consider:

     o whether the nominee would be considered a "financial expert" or "financially literate" as described in applicable listing standards, legislation, or Audit Committee guidelines; and

     o whether the nominee, by virtue of particular experience relevant to the Corporation's current or future business, will add specific value as a Board member.

o To ensure that there is an orientation and educational program for new recruits to the Board of Directors in order to familiarize new directors with the business of the Corporation, its management and professional advisors and its facilities.

o To provide, with the assistance of management, continuing education opportunities for all directors, so that individuals may maintain or enhance their skills and abilities as directors, as well as to ensure their knowledge and understanding of the business of the Corporation remains current.

o To assess and provide recommendations to the Board of Directors on the effectiveness of the Board of Directors and its committees and the contribution of each of the directors.

o    To receive and consider any concerns of individual directors.
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BOARD RELATIONS WITH MANAGEMENT

o To monitor the quality of the relationship between management and the Board of Directors and to recommend improvements for ensuring an effective and appropriate working relationship.

o To assist in the proper delineation of the roles, duties and responsibilities of management and the Board of Directors and delegation of authority by the Board of Directors to committees of the Board and to management.

ESTABLISHMENT OF POLICIES

o To review and approve corporate policies such as disclosure and press release policies, insider trading policies, confidentiality policies, corporate codes of conduct, conflict of interest policies and other relevant policies associated with ensuring an effective system of corporate governance.

RELATED PARTY TRANSACTIONS

o To review, evaluate and approve or disapprove all related-party transactions, ensuring, at all times, that any such transactions are fair to the Corporation, reflect market practice and are in the best interests of the Corporation.

GENERAL

o To report on corporate governance as required by public disclosure requirements.

o To undertake such other initiatives as are needed to help the Board of Directors deliver exemplary corporate governance.

HUMAN RESOURCES AND COMPENSATION

SPECIFIC RESPONSIBILITIES

A. HUMAN RESOURCES

o To review and monitor executive development programs and management assessment practices.

o To review the recommendations of management respecting hiring, terminating, transferring and promoting Senior Officers and their employment terms, including severance packages.

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o    To review and monitor the overall employment environment of the
     Corporation.

o To consider such other human resources and compensation issues as it considers appropriate or as may be referred to it by the Board of Directors.

B. COMPENSATION

o To identify industry benchmarks and comparables for the approach to compensation.

o To review and approve aggregate compensation levels for the Corporation, as well as compensation guidelines to be applied generally to management employees.

o To determine the annual compensation of the Chief Executive Officer, subject to the approval of the Board of Directors.

o Following discussions with the Chief Executive Officer, and after reviewing his or her recommendations, to establish the annual compensation of all Senior Officers, subject to the approval of the Board of Directors.

o The exercising of all of the powers of the Board of Directors with respect to the stock and other incentive plans of the Corporation approved by the Board of Directors and, if required, the shareholders of the Corporation, including the authorization of stock option grants and the making of determinations and the exercise of discretion contemplated by the plans.

o The review and approval of stock option grant guidelines proposed by management.

o The specific approval of all stock options to be granted outside the general guidelines approved by the Committee.

o The specific approval of any amendment to an existing stock option or plan, subject to the obtaining of any required consents of applicable stock exchanges or securities regulatory authorities.

o To recommend to the Board of Directors from time to time, but not less than annually, the remuneration to be paid by the Corporation to directors.

o To report on executive compensation and otherwise, as required by public disclosure requirements.

o Reviewing executive compensation disclosure before the Corporation publicly discloses this information.

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STRUCTURE

o The Board of Directors shall elect annually from among its members the Committee, which shall be composed of at least two directors who are "independent" and "unrelated" (as defined in applicable laws, rules and regulations, including the Nasdaq Marketplace Rules and the TSX corporate governance guidelines).

o No business may be transacted by the Committee except at a meeting of its members at which a quorum of the Committee is present or by a resolution in writing signed by all the members of the Committee. A majority of the members of the Committee shall constitute a quorum, provided that if the number of members of the Committee is an even number one half of the number of members plus one shall constitute a quorum. Notwithstanding the foregoing and subject at all times to the provisions of the CANADA BUSINESS CORPORATIONS ACT, if required for expediency or to prevent loss to the Corporation, the Chairman of the Committee may exercise the powers of the Committee between meetings of the Committee. In such event, the Chairman shall immediately report any such exercise of powers to the other members of the Committee and the actions or decisions taken in the name of the Committee shall be recorded in the proceedings of the Committee.

o Any member of the Committee may be removed or replaced at any time by the Board of Directors and each member shall cease to be a member of the Committee as soon as such member ceases to be a director.

o The Committee may appoint one of its members to act as Chairman of the Committee. The Chairman will appoint a secretary who will keep minutes of all meetings (the "Secretary"). The Secretary does not have to be a member of the Committee or a director and can be changed by simple notice from the Chairman.

o The Committee will meet as many times as is necessary to carry out its responsibilities. Meetings may be called by any one of its members.

o The Committee shall have access to such officers and employees of the Corporation, its auditors, legal counsel and to such information respecting the Corporation as it considers necessary or advisable in order to perform its duties and responsibilities. In this regard, the Committee may invite to, or require the attendance at, any meeting of the Committee such officers and employees of the Corporation, auditors, legal counsel or other persons as it deems necessary in order to perform its duties and responsibilities.

o The Committee shall have the authority to retain, at the expense of the Corporation, any search firm to assist in identifying director candidates, and to

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     retain outside counsel and any other advisors as the Committee may deem appropriate in its sole discretion.

o The Chairman of the Committee shall report to the Board from time to time as considered appropriate, but not less frequently than quarterly.

o The time at which and the place where the meetings of the Committee shall be held, the calling of meetings and the procedure in all respects of such meetings shall be determined by the Committee, unless otherwise provided for in the by-laws of the Corporation or otherwise determined by resolution of the Board of Directors. Only the members of the Committee are entitled to attend meetings of the Committee, unless the Committee determines otherwise.

o The members of the Committee shall be entitled to receive such remuneration for acting as members of the Committee as the Board of Directors may from time to time determine.

o The Committee shall make minutes of meetings of the Committee available to the other members of the Board of Directors upon request, subject to the removal of any sensitive human resources information, as determined by the Committee.